As filed with the U.S. Securities and Exchange Commission on September 23, 2009

Registration No.                  .

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHARP PERFORMANCE, INC.

 (Exact name of registrant as specified in its charter)

Nevada	7389	26-2883037
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

23 Misty Brook Lane

New Fairfield, CT 06812-2380

(203) 746-8478

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Business Filings Incorporated

6100 Neil Rd., Suite 500

Reno, Nevada 89511

(608) 827-5300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Samuel M. Krieger, Esq.

Krieger & Prager, LLP

39 Broadway, Suite 920

New York, New York 10006

(212) 363-2900

As soon as practicable after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.        .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount Being Registered(1)	Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, par value $0.0001 per share	38,500	$0.20	$7,700	$$0.43

(1)

Represents shares of our common stock being registered for the benefit of the security holders. There are also being registered such indeterminable additional securities as may be issued by reason of stock splits, stock dividends and similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act of 1933, as amended. The price per share is based upon the last sale price of our common stock to our security holders.

THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this Prospectus is not complete and may be changed. The selling security holders may not distribute or otherwise sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated September ___, 2009

PRELIMINARY PROSPECTUS

38,500 Shares
of Common Stock of

SHARP PERFORMANCE, INC.

This Prospectus relates to the resale by certain selling security holders of up to 38,500 shares of our common stock, $.0001 par value. The selling security holders may offer and sell their shares at $.20 per share until our shares are quoted on the Over-the-Counter Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or at privately negotiated prices.

The selling security holders will receive all proceeds from the sale of the shares of our common stock in this offering. We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling security holders. We have agreed to bear all expenses, other than transfer taxes of registration, incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling security holders to underwriters, agents, brokers and dealers will be borne by them. There is no minimum amount of securities which may be sold. There are no underwriting commissions involved in this offering. Selling security holders will pay no offering expenses.

Our common stock is not traded on any public market and, although we intend to apply to have our common stock quoted on the Over-the-Counter Bulletin Board (through a broker/dealer), we may not be successful in such efforts, and our common stock may never trade in any public market.

An investment in these securities involves a high degree of risk. Please carefully review the section titled “Risk Factors” beginning at page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September ___, 2009

TABLE OF CONTENTS

GENERAL

3

SUMMARY INFORMATION

3

RISK FACTORS

5

USE OF PROCEEDS

10

DETERMINATION OF OFFERING PRICE

11

DILUTION

11

SELLING SECURITY HOLDERS

11

PLAN OF DISTRIBUTION

13

DESCRIPTION OF SECURITIES TO BE REGISTERED

15

INTEREST OF NAMED EXPERTS AND COUNSEL

18

BUSINESS

18

DESCRIPTION OF PROPERTY

20

LEGAL PROCEEDINGS

20

FINANCIAL STATEMENTS

F-1

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

21

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

22

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

22

EXECUTIVE COMPENSATION

23

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

23

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

24

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

24

ADDITIONAL INFORMATION

24

GENERAL

As used in this Prospectus, references to “the Company,” “we,” “our,” “ours” and “us” refers to Sharp Performance, Inc., unless otherwise indicated. In addition, references to “financial statements” are to our financial statements except as the context otherwise requires.

SUMMARY INFORMATION

The following summary highlights some of the information in this Prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors, the financial statements and the notes accompanying the financial statements appearing elsewhere in this Prospectus.

Summary of Corporate Background

We were incorporated on June 5, 2008, under the laws of the State of Nevada. Our principal executive office is located at 23 Misty Brook Lane, New Fairfield, CT 06812-2308; our telephone number is (203) 746-8478. We acquired our operating business in a transaction in which we exchanged 5,000,000 shares of common stock for an assignment of 100% of the ownership interest in Sharp Performance Associates, LLC (“SPA”) and the rights to the GT-33 customization package. The sole owner of SPA was its founder, Robert J. Sharp, the previous member of Sharp Performance Associates, LLC, who is our controlling stockholder, sole officer and director. Sharp Performance Associates, LLC was formed in the State of Connecticut to provide consulting services to automotive businesses. Our fiscal year end is June 30.

Our Business

Sharp Performance, Inc. provides consulting services to the sales and marketing sectors of the automotive industry. These services include but are not limited to the training of staff, development and implementation of general and specialty marketing strategies, dealership presentation as well as customer satisfaction improvement.

This Offering

Shares of Common Stock, $0.0001 Par Value per Share, Offered by the Selling Security Holders:	38,500 shares

Shares of Common Stock, $0.0001 Par Value per Share, Outstanding Prior to this Offering:	5,038,500 shares

Shares of Common Stock, $0.0001 Par Value per Share, Outstanding after this Offering:	5,038,500 shares

Terms of the Offering:	The selling security holders will determine when and how they will sell the common stock offered pursuant to this Prospectus.

Termination of the Offering:	This offering will conclude when all of the 38,500 shares of common stock have been sold, or when we decide to terminate the registration of those shares.

Use of Proceeds:

We will not receive any of the proceeds from the sale of shares of common stock by the selling security holders identified in this Prospectus. The selling security holders will receive all net proceeds from the sale of the shares of our common stock offered by this Prospectus.

Risk Factors:

An investment in our common stock is subject to significant risks. You should carefully consider the information set forth in the section titled “Risk Factors” beginning on page 5 as well as other information set forth in this Prospectus, including our financial statements and related notes.

Dividend policy:	We have not paid any dividends on our common stock since our inception, and we do not anticipate the declaration or payment of any dividends at any time in the foreseeable future.

Summary Financial Data

The following financial data should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus and in the information set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year ended June 30, 2009	June 5, 2008 (Inception) to June 30, 2008
Income	$4,000	$-
Operating Expenses	$13,545	$670
Earnings (Loss)(pre-tax)	$(9,545)	$(670)

	June 30, 2009	June 30, 2008
Total Assets	$4,305	$-
Total Liabilities	$10,670	$670
Working Capital	$(5,695)	$-
Stockholder’s Equity	$(6,365)	$(670)

RISK FACTORS

You should carefully consider the risks described below before investing in our common stock. There may be additional risks and uncertainties not currently known to us that may impair our business operations. If any of the adverse events described in the following risk factors actually occur, our business, results of operations and financial condition could be materially adversely affected and you may lose all or a part of your investment.

Risks Related to Our Business

Because consulting services are typically discretionary, we may be particularly affected by general economic conditions.

Consulting services are typically discretionary for automotive businesses and may be particularly affected by negative trends in the general U.S. economy and the automobile industry. The success of our operations depends to a significant extent upon a number of factors relating to business spending, including economic conditions affecting discretionary spending (such as earnings outlook, business conditions, interest rates and the availability of credit and taxation) for the economy as a whole and in regional and local markets. Any further deterioration in general economic conditions could have a material adverse effect on our business, financial condition and results of operations.

We are in an intensely competitive market which could impact our ability to gain market share and harm our financial performance.

We are a small consulting business with limited revenues and access to capital markets trying to compete in a niche market with a limited number of services. We will face intense competition from consulting firms and from independent consultants who provide services similar to ours. Services provided by our existing and potential competitors may be perceived by current or potential clients as being superior to ours.

If we are unable to obtain additional funding, our business operations will be harmed. Even if we do obtain additional financing, our then existing shareholders may suffer substantial dilution.

We will require additional funds to operate our business. We anticipate that we will require up to approximately $60,000 to fund our continued operations for the next twelve months. Such funds may come from the sale of equity and/or debt securities and/or loans. It is possible that additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. The inability to raise the required capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. Our ability to obtain capital will also depend on market conditions, the national economy and other factors beyond our control. If we are unable to obtain necessary financing, we will likely be required to curtail our business plans which could cause the company to become dormant. We currently do not have any arrangements or agreements to raise additional capital. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Many of our clients are price sensitive, and if the prices we charge for our services are unacceptable to them, our operating results will be harmed.

Many of our clients are price sensitive. As the market for our services matures, or as new competitors introduce new services that compete with ours, we may be unable to renew our agreements with existing clients or attract new clients at the same price or based on the same pricing model as previously used. As a result, it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could harm our revenue, gross margin, and operating results.

Major recent structural changes in the automotive industry will affect our operational results.

In recent years, there have been major structural changes in the automotive industry, culminating in the recent bankruptcy filings of General Motors Corp. and Chrysler. As of result of these bankruptcies, approximately 2,000 dealers have ceased operations in the United States. This is in addition to the 881 auto dealers which ceased operations in 2008. Since our primary customer base for our services consists of automobile dealers, it is possible that there will not be a sufficient client base for our services. Accordingly, given the economic environment, the Company has curtailed its services until such time that the automotive retail situation improves.

General economic conditions, especially in the auto industry, will affect our performance.

In 2008, U.S. automobile sales continued their precipitous decline, closing the industry’s worst year since 1992. The total industry sold 13.2 million vehicles for an 18% drop from the 16.1 million vehicles sold in 2007. While initial first quarter sales in 2008 were good, they took a sharp drop; General Motors having a 22.9% drop in 2009 compared to 2008, and Chrysler having a 30% drop in 2009 compared to 2008. Automobile sales decreased by 35% during the first six months of 2009 compared to a similar period in 2008.

Our sole officer and director is not required to devote his full time to our business.

Our sole officer, Robert J. Sharp, is involved in other business ventures separate and apart from his activities on our behalf. As a result of Mr. Sharp’s other obligations, there is a substantial risk that he will not devote as much time as is necessary to our operations which may harm our business and operating results.

Shareholders may be diluted significantly through our efforts to obtain financing and satisfy obligations through issuance of additional shares of our common stock.

We have no committed source of financing. Wherever possible, our board of directors will attempt to use non-cash consideration to satisfy obligations. In many instances, we believe that the non-cash consideration will consist of shares of our stock. We have 74,000,000 authorized shares of common stock of which 5,038,500 are currently outstanding. Our board of directors has authority, without action or vote of the shareholders, to issue all or part of the remaining 68,961,500 authorized but unissued common shares. In addition, if a trading market develops for our common stock, we may attempt to raise capital by selling shares of our common stock, possibly at a discount to market. These actions will result in dilution of the ownership interests of existing shareholders, may further dilute common stock book value, and that dilution may be material. Such issuances may also serve to enhance existing management’s ability to maintain control of the Company, because the shares may be issued to parties or entities committed to supporting existing management.

The Company is and will continue to be completely dependent on the services of its president Robert J. Sharp, the loss of whose services may cause our business operations to cease, and we will need to engage and retain qualified employees and consultants to further implement our strategy.

The Company’s operations and business strategy are completely dependent upon the knowledge and business contacts of Robert J. Sharp, our president – age 69. He is under no contractual obligation to remain employed by us. If he should choose to leave us for any reason before we have hired additional personnel, our operations may fail. Even if we are able to find additional personnel, it is uncertain whether we could find someone who could develop our business along the lines described herein. We will fail without Mr. Sharp or an appropriate replacement(s). We may, in the future, acquire key-man life insurance on the life of Mr. Sharp naming us as the beneficiary when and if we obtain the resources to do so, and Mr. Sharp remains insurable. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future. Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel and independent contractors. Furthermore, much of our marking efforts rely principally on the personality and achievements of our founder, Robert J. Sharp. If he were to incur any negative publicity, our operating results may be harmed.

Our articles of incorporation provide for indemnification of officers and directors at our expense and limit their liability which may result in a major cost to us and hurt the interests of our shareholders because corporate resources may be expended for the benefit of officers and/or directors.

Our articles of incorporation and applicable Nevada law provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us. There is no assurance that we would be able to collect on such promises. Therefore, if it is ultimately determined that any such person shall not have been entitled to indemnification, this indemnification policy could result in substantial expenditures by us which we will be unable to recoup.

The ability of our principal officer to control our business may limit or eliminate minority shareholders’ ability to influence corporate affairs.

Robert J. Sharp, our principal officer and sole director owns approximately 99.2% of our outstanding common stock. Because of this beneficial stock ownership, he will be in a position to continue to elect our board of directors, decide all matters requiring stockholder approval and determine our policies. His interests may differ from the interests of other shareholders with respect to the issuance of shares, business transactions with or sales to other companies, selection of officers and directors and other business decisions. The minority shareholders would have no way of overriding his decisions. This level of control may also have an adverse impact on the market value of our shares because he may institute or undertake transactions, policies or programs that result in losses, may not take any steps to increase our visibility in the financial community and/or may sell sufficient numbers of shares to significantly decrease our price per share.

The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $50,000 per year for the next few years and will be higher if our business volume and activity increases, but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

Economic uncertainty regarding the automotive industry

The precipitous decline in the United States automobile industry will affect our ability to recruit and retain clients. The automobile industry in the United States, particularly the domestic manufacturing industry, is suffering from the serious effects of the economic downturn and credit contraction. Car sales in the United States were down 10.4% for 2008 as compared to 2007, and light duty trucks sales were down 24.7% for 2008 as compared to 2007. Automobile sales decreased by 35% during the first six months of 2009 compared to a similar period in 2008. Grant Thornton, the accounting firm, estimated that 3,800 of the nation’s more than 20,000 new car dealerships may have to close in 2009. This compares to an estimate of approximately 880 new car dealerships which shutdown in 2008.

Since we market primarily to automobile dealers, this will impact upon our potential client base and revenue growth. Given the economic environment, the Company has curtailed its activities until such time that the automotive retail situation improves.

Economic uncertainty and increased bankruptcy filings could severely impact our business plan.

The United States economy is facing a period of increasing economic uncertainty characterized by rising foreclosure rates, instability in the securities markets, and limited access to credit. As a result, the number of bankruptcy filings has increased. For the twelve months ended December 31, 2008, the United States courts received approximately 1,117,000 bankruptcy petitions, an increase of 31.4% over the similar period ended December 31, 2007. The rise in foreclosures, limited access to credit and increased consumer bankruptcy could severely impact our business plan.

Risks Related to Our Common Stock

Any additional funding we arrange through the sale of our common stock will result in dilution to existing security holders.

Our most likely source of additional capital for the foreseeable future will be the sale of additional shares of our common stock. Such issuances will cause security holders’ interests in our common stock to be diluted, which will negatively affect the value of your shares.

Because our sole officer and director owns 99.2% of our common stock, he controls corporate decisions that may be disadvantageous to minority security holders.

Our sole officer and director owns approximately 99.2% of the outstanding shares of our common stock. Accordingly, he will have significant influence if not complete discretion in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations or the sale of all or substantially all of our assets, change of control and other corporate transactions, designation of rights and preferences of our preferred stock, amendments to our articles of incorporation and/or bylaws, and as to the outcome of any other matters submitted to our security holders for a vote. The interests of our sole officer and director may differ from the interests of our other security holders and thus result in corporate decisions that are disadvantageous to other security holders.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws which prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible for our security holders to sell shares of our common stock in those states.

There is no public market for our common stock, and there can be no assurance that any public market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities regulations and laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the Blue Sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future should be aware that there may be significant state Blue Sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit or limit the secondary trading of our common stock.

We currently do not intend to, and may not be able to, qualify our securities for resale by our selling security holders in approximately 17 states which do not offer manual exemptions and require shares to be qualified before they can be resold by our security holders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution- Blue Sky Restrictions on Resale.”

We may, in the future, issue additional common shares, which would reduce investors' percent of ownership and may dilute our share value.

Our Certificate of Incorporation authorizes the issuance of 74,000,000 shares of common stock, of which 5,038,500 shares are issued and outstanding, and 1,000,000 shares of preferred stock, of which no shares are issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

Because we do not have an audit or compensation committee, shareholders will have to rely on our president, who is not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by our president. Thus, there is a potential conflict of interest in that our president has the authority to determine issues concerning management compensation and audit issues that may affect management decisions.

Our common shares are subject to the "Penny Stock" Rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•

that a broker or dealer approve a person's account for transactions in penny stocks; and

•

the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•

obtain financial information and investment experience objectives of the person; and

•

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•

sets forth the basis on which the broker or dealer made the suitability determination; and

•

that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common shares and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Currently, there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. There can be no assurances as to whether, subsequent to registration with the SEC:

(i)

any market for our shares will develop;

(ii)

the prices at which our common stock will trade; or

(iii)

the extent to which investor interest in us will lead to the development of an active, liquid trading market. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of the Company and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

The majority of the outstanding shares of our common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended.

The SEC adopted amendments to Rule 144, which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted common stock for at least six months is entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Persons who have beneficially owned restricted common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, are subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

•

1.0% of the number of common shares then outstanding, which will equal 503,850 shares immediately after this offering; or

•

the average weekly trading volume of the ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions, notice requirements and the availability of current public information about us.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•

Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•

Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•

"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•

Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

We do not expect to pay dividends to holders of our common stock in the foreseeable future. As a result, holders of our common stock must rely on stock appreciation for any return on their investment.

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada General Corporation Law, however, does prohibit us from declaring dividends where, after giving effect to the distribution of the dividend, we would not be able to pay our debts as they become due in the usual course of business, or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution. We have not declared any dividends since our inception, and we do not plan to declare any dividends in the foreseeable future. Accordingly, holders of our common stock will have to rely on capital appreciation, if any, to earn a return on their investment in our common stock.

Because we do not intend to pay any cash dividends on our common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless the value of such shares appreciates and they sell them. There is no assurance that stockholders will be able to sell shares when desired.

We may issue shares of preferred stock in the future that may adversely impact the right of holders of our common stock.

Our Certificate of Incorporation authorizes us to issue up to 1,000,000 shares of "blank check" preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, the rights of holders of common stock could be impaired thereby, including, without limitation, dilution of their ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in the interest of holders of common stock.

USE OF PROCEEDS

The selling security holders will receive all proceeds from the sale of the shares of our common stock in this offering. We will not receive any proceeds from the sale of the shares of our common stock offered pursuant to this Prospectus by the selling security holders. We will bear all expenses other than transfer taxes of registration incurred in connection with this offering, but all commissions, selling and other expenses incurred by the selling security holders to underwriters, agents, brokers and dealers will be borne by them.

DETERMINATION OF OFFERING PRICE

There is no established public market for the common stock being registered. All of our outstanding shares held by non-affiliates were issued at $.10 per share. The selling security holders may, from time to time, offer to sell, or sell all or a portion of, their shares of common stock being offered in this Prospectus at $.20 per share until our shares are quoted on the Over-the-Counter Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices at the time of sale, or at privately negotiated prices. See “Plan of Distribution” for additional information.

DILUTION

The common stock to be sold by the selling security holders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing security holders as a result of the offering by the selling security holders.

SELLING SECURITY HOLDERS

We are registering an aggregate of 38,500 shares of common stock for resale by the selling security holders listed in the table below.

All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling security holders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this Prospectus. All information contained in the table below is based upon information provided to us by the respective selling security holders, and we have not independently verified this information. The selling security holders are not making any representation that any shares covered by this Prospectus will be offered for sale. The selling security holders may from time to time offer and sell pursuant to this Prospectus any or all of the common stock being registered.

None of the selling security holders are affiliates or controlled by our affiliates. None of the selling security holders hold, or at any time in the past, held any position or office with us or any of our predecessors or affiliates, nor are any of the selling security holders associates or affiliates of any of our officers or directors. No selling security holder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling security holder is a registered broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power of the shares being registered for resale.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling security holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities. The shares were offered and sold to the selling security holders in a private placement made between July 6, 2008 through September 16, 2008 pursuant to the exemptions from the registration under the Securities Act provided by Regulations D of the Securities Act.

The percentages of shares beneficially owned shown in the table below are based on 5,038,500 shares of our common stock issued and outstanding as of August 20, 2009, on a fully diluted basis.

Name of Selling Security Holder	Common Shares owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering(1)
			Number of Shares	% of Class
Kimberly J. Sharp**	1,000	1,000	-	-
Scott Sharp **	1,000	1,000
Ross E. Williams	5,000	5,000
Michael & Marie Lickver	1,000	1,000
Edward & Patricia Kelly	1,000	1,000
Patrick Norton	500	500
Laurie Norton	500	500
Vincent Bedini	1,000	1,000
Bernard Findley	500	500
Sarah Findley	500	500
Pamela Clarino	1,000	1,000
Lawrence Clarino	1,000	1,000
Minda Larsen	500	500
Teri Larsen	1,000	1,000
Jan F. Larsen	1,000	1,000
Cristina Corona	1,000	1,000
Anthony Corona	1,000	1,000
Robert Craig	3,000	3,000
Irvin L. Sanderson Jr.	1,000	1,000
Richard Raymond	1,000	1,000
Joyce Caselnova	1,000	1,000
James Caselnova	1,000	1,000
Bart & Cathy Golankiewicz	1,000	1,000
Mario Ferraro	1,000	1,000
Melody Sanopoli	500	500
Darren Sanopoli	500	500
Kathleen Pippa	500	500
Charles Pippa	500	500
Scott Forde	500	500
Lorie Forde	500	500
Garard Ventrell	1,000	1,000
Philip Lemasurier	500	500
Penelope Lemasurier	500	500
Kristin Pepe	500	500
Mark Pepe	500	500
Joseph Romanello Jr.	500	500
Laim Okeeffe	500	500
Joan M. Poultney	1,000	1,000
Frank J. Zeller	1,000	1,000
Frank J. Zeller Jr.	1,000	1,000
Hugh Fiore Jr.	1,000	1,000

TOTAL	38,500	38,500

*

Indicates less than 1%.

** Scott Sharp is the adult son of Robert J. Sharp. Kimberly Sharp is the wife of Scott Sharp.

(1)

Unless otherwise indicated, the selling security holders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling security holders.

PLAN OF DISTRIBUTION

Selling Security Holders Distribution

The selling security holders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (anticipated to be the OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. Our common stock is not traded on any exchange or in the over-the-counter market. After the date of this prospectus, we expect to have an application filed with the FINRA for our common stock to be eligible for trading on the OTC Bulletin Board. Until our common stock becomes eligible for trading on the OTC Bulletin Board, the selling stockholders will be offering our common shares at a price of $.20 per common share. Notwithstanding the foregoing, the shares of common stock being offered for resale by this prospectus may be sold by the selling security holders by one or more of the following methods, without limitation:

•

ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•

privately negotiated transactions;

•

market sales (both long and short to the extent permitted under the federal securities laws);

•

at the market to or through market makers or into an existing market for the shares;

•

through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and

•

a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares. In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above. The selling security holders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling stockholders defaults under any customer agreement with brokers. To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We have advised each selling securityholder that it may not use shares registered under the registration statement of which this prospectus is a part to cover short sales of common stock made prior to the date on which the registration statement of which this prospectus is a part shall have been declared effective by the SEC. If a selling securityholder uses this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling securityholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling securityholder in connection with resales of its shares under this registration statement.

We may require the selling security holders to suspend the sales of the securities offered by this Prospectus upon the occurrence of any event that makes any statement in this Prospectus or the related Registration Statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

We will to pay all fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock.

Penny Stock Regulations

You should note that our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption therefrom.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold by the selling security holder under Rule 144 rather than pursuant to this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

We are authorized to issue 74,000,000 shares of common stock at a par value of $0.0001 per share and 1,000,000 shares of undesignated preferred stock at a par value of $0.0001 per share.

Admission to Quotation on the OTC Bulletin Board

We intend to request that a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application. If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

Description of Securities

Preferred Stock

The Company’s certificate of incorporation authorizes the issuance of 1,000,000 shares of preferred stock with designations, rights and preferences determined from time to time by our board of directors. No shares of preferred stock have been designated, issued or are outstanding. Accordingly, our board of directors is empowered, without stockholder approval, to issue up to 1,000,000 shares of preferred stock with voting, liquidation, conversion, or other rights that could adversely affect the rights of the holders of the common stock. Although we have no present intention to issue any shares of preferred stock, there can be no assurance that we will not do so in the future.

Among other rights, our board of directors may determine, without further vote or action by our stockholders:

•

the number of shares and the designation of the series;

•

whether to pay dividends on the series and, if so, the dividend rate, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority of payment of dividends on shares of the series;

•

whether the series will have voting rights in addition to the voting rights provided by law and, if so, the terms of the voting rights;

•

whether the series will be convertible into or exchangeable for shares of any other class or series of stock and, if so, the terms and conditions of conversion or exchange;

•

whether or not the shares of the series will be redeemable and, if so, the dates, terms and conditions of redemption and whether there will be a sinking fund for the redemption of that series and, if so, the terms and amount of the sinking fund; and

•

the rights of the shares of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative rights or priority, if any, of payment of shares of the series.

We presently do not have plans to issue any shares of preferred stock. However, preferred stock could be used to dilute a potential hostile acquirer. Accordingly, any future issuance of preferred stock or any rights to purchase preferred shares may have the effect of making it more difficult for a third party to acquire control of us. This may delay, defer or prevent a change of control in our company or an unsolicited acquisition proposal. The issuance of preferred stock also could decrease the amount of earnings attributable to, and assets available for distribution to, the holders of our common stock and could adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Common Stock

Our certificate of incorporation authorizes the issuance of 74,000,000 shares of common stock. There are 5,038,500 shares of our common stock issued and outstanding at August 20, 2009, which shares are held by approximately 42 shareholders. The holders of our common stock:

•

have equal ratable rights to dividends from funds legally available for payment of dividends when, as and if declared by the board of directors;

•

are entitled to share ratably in all of the assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•

do not have preemptive, subscription or conversion rights, or redemption or access to any sinking fund; and

•

are entitled to one non-cumulative vote per share on all matters submitted to stockholders for a vote at any meeting of stockholders.

See also Plan of Distribution – Penny Stock Regulation regarding negative implications of being classified as a “Penny Stock.”

Authorized but Unissued Capital Stock

Nevada law does not require stockholder approval for any issuance of authorized shares. However, the marketplace rules of the NASDAQ, which would apply only if our common stock were listed on the NASDAQ, require stockholder approval of certain issuances of common stock equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock, including in connection with a change of control of the Company, the acquisition of the stock or assets of another company or the sale or issuance of common stock below the book or market value price of such stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital or to facilitate corporate acquisitions.

One of the effects of the existence of un-issued and unreserved common stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our board by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Limitations on Directors’ Liability

As permitted by the provisions of the Nevada Revised Statutes, we have the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of our company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

We must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.

We may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by us.

The Nevada Revised Statutes also permit a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was:

•

a director, officer, employee or agent of the corporation; or

•

is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable

Anti-Takeover Provisions

We may be or in the future we may become subject to Nevada’s control share laws. A corporation is subject to Nevada’s control share law if it has more than 200 stockholders, at least 100 of whom are stockholders of record and residents of Nevada, and if the corporation does business in Nevada, including through an affiliated corporation. This control share law may have the effect of discouraging corporate takeovers. We currently have approximately 42 stockholders.

The control share law focuses on the acquisition of a “controlling interest,” which means the ownership of outstanding voting shares that would be sufficient, but for the operation of the control share law, to enable the acquiring person to exercise the following proportions of the voting power of the corporation in the election of directors: (1) one-fifth or more but less than one-third; (2) one-third or more but less than a majority; or (3) a majority or more. The ability to exercise this voting power may be direct or indirect, as well as individual or in association with others.

The effect of the control share law is that an acquiring person, and those acting in association with that person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders of the corporation, approved at a special or annual meeting of stockholders. The control share law contemplates that voting rights will be considered only once by the other stockholders. Thus, there is no authority to take away voting rights from the control shares of an acquiring person once those rights have been approved. If the stockholders do not grant voting rights to the control shares acquired by an acquiring person, those shares do not become permanent non-voting shares. The acquiring person is free to sell the shares to others. If the buyer or buyers of those shares themselves do not acquire a controlling interest, the shares are not governed by the control share law.

If control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power, any stockholder of record, other than the acquiring person, who did not vote in favor of approval of voting rights, is entitled to demand fair value for such stockholder’s shares.

In addition to the control share law, Nevada has a business combination law, which prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after the interested stockholder first becomes an interested stockholder, unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an interested stockholder is any person who is: (a) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (b) an affiliate or associate of the corporation and at any time within the previous three years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding shares of the corporation. The definition of “business combination” contained in the statute is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The effect of Nevada’s business combination law is to potentially discourage parties interested in taking control of our Company from doing so if it cannot obtain the approval of our board of directors.

Equity Compensation Plan Information

We have not established an equity compensation plan, but anticipate establishing one in the future.

Warrants and Options

As of the date of this Prospectus there are no outstanding options or warrants to purchase, or other instruments convertible into, our common stock.

Holders

As of the date of this Prospectus, we have 5,038,500 shares of common stock issued and outstanding, which are held by 42 security holders of record.

Transfer Agent

We have not retained a transfer agent for our common stock. We expect to retain a transfer agent prior to commencing trading of our shares on the OTC Bulletin Board or other exchange or trading market.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus which prepared or certified any part of this Prospectus or provided an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in us, nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

BUSINESS

Corporate History

We were incorporated on June 5, 2008, under the laws of the State of Nevada. We acquired our operating business in a transaction in which we exchanged 5,000,000 shares of common stock for an assignment of 100% of the ownership interest in Sharp Performance Associates, LLC. Sharp Performance Associates, LLC was formed in the State of Connecticut to provide strategic consulting services to both sales and marketing sections of the automotive industry. The sole owner of Sharp Performance Associates, LLC was its founder, Robert J. Sharp.

Our fiscal year end is June 30.

Business

Sharp Performance, Inc provides consulting services to the sales and marketing sectors of the automotive industry. These services include but are not limited to the training of staff, development and implementation of general and specialty marketing strategies, dealership presentation as well as customer satisfaction improvement.

When a client comes to the Company, an initial assessment is made on the facility, staff, general community exposure, marketing and management. Through our founder’s unique expertise, Sharp Performance hopes to able to pinpoint general areas that need improvements and then present a plan of implementation. Areas that the Company may address but are not limited are; customer satisfaction, dealership presentation and marketing. Mr. Sharp personally trains and advises both management and staff to fully realize the potential of a dealership’s sales initiatives. Employees are trained as to how to treat potential customers in a manner more conducive to generating sales, repeat sales and customer referrals. Sharp Performance also will specialize in innovative marketing solutions that can bring the excitement of the racetrack into the showroom floor.

The heart of our marketing strategy is the introduction of the limited production “GT-33.” The GT-33 was designed by the Mr. Sharp to generate public exposure for a dealership. Starting out as a general production Nissan 350Z professional technicians add a sophisticated aerodynamics package inspired by Mr. Sharp’s race cars. This package includes a front spoiler, rear wing, and racing graphics. Performance upgrades include a performance exhaust, intake system, and a genuine Ferrari Italian air horn. The GT-33 wears a custom badge featuring the same GT-33 logo Mr. Sharp raced with, Mr. Sharp’s personal signature and the name of the dealership where these special models can be purchased. The cost of the customization process and modifications on the GT-33 models are absorbed by the client/dealership. These specialty models are used to attract attention in advertisements, in the showroom and at car shows. Once sold, these cars continue to benefit the dealership when seen on the road.

The Company believes that it can positively affect dealership profits, improve customer satisfaction and loyalty, and greatly increase public exposure. Although the current GT-33’s are special to the Nissan name, the customization processes and methodologies of Sharp Performance are not limited to any specific automobile brand and can be applied to any automobile to elevate the marketing efforts of any automobile dealership.

Marketing

We do not market our services through traditional advertising. The Company intends to market its services primarily through direct relationships with past clients, business contacts, car shows and performance racing events. This can either be recurring business or through referral. In an industry dominated by personal relationships, the Company finds this approach effective in attracting and retaining the right types of clients. The ownership of rights to the GT-33 customization is a major marketing tool. However, given the economic environment, the Company has curtailed its activities until such time that the automotive retail situation improves

Mr. Sharp is a well established name within the automotive industry. Furthermore, because the GT-33 is advertised as Mr. Sharp’s unique creation, the Company is directly marketed by Mr. Sharp. The Company is currently heavily dependent on Mr. Sharp for its marketing efforts.

Revenue Streams

The Company plans to collect a minimum retainer fee of $2,000.00 per month for consulting services. This fee will covers all consulting costs including the use of the “Bob Sharp” name for the special edition cars. It is the Company’s intention to expand these consulting services to dealerships, nationally. The Company does not currently have any clients. Its sole consulting agreement with a prior client expired in September 2008.

Long-term Planning

Management believes that it is important for our clients to focus on their long-term viability. We work with clients to help them develop strategies for product differentiation, and growth strategies that anticipate future needs of the marketplace.

Competitive Business Conditions

The primary competition for the Company would be other automotive consulting firms. We believe that there is little competition in the Northeast which offers the expertise and/or approach of the Company. The Company has not undertaken an in-depth evaluation of competition.

Employees

Robert J. Sharp will serve as President and the sole member of our Board of Directors during this initial phase of operations. While we will consider other management personnel as our business base increases, Robert Sharp will remain the Company’s primary contact as his skills are both unique and determinative to the success of the business.

Employment Agreements

We do not have an employment agreement in place with Mr. Sharp, our sole officer, and do not anticipate entering into any employment agreements in the foreseeable future. (See “Risk Factors”)

Board Committees

As of the date hereof, we have not established any committees of the Board of Directors.

Directors

The minimum number of directors we are authorized to have is one and the maximum is six. We currently have one director. Although we anticipate appointing additional directors in the future, as of the date hereof we have not identified such individuals.

DESCRIPTION OF PROPERTY

The Company operates out of an office located at 23 Misty Brook Lane, New Fairfield, CT. 06812-2308 and directs all activity from that location. The Company has been granted the use of approximately 200 square feet of space from the Company’s President but does not pay any rent at the current time and will not pay rent until sufficient consulting revenues are received. This space is granted on a month-to-month basis. We may lease commercial office facilities at such time in the future as our operations have developed to the point where the facilities are needed. We have no commitments or arrangements for any facilities, and there is no assurance regarding the future availability of commercial office facilities or the terms on which we may be able to lease facilities in the future. We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

There are no pending, nor to our knowledge threatened, legal proceedings against us.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Sharp Performance, Inc.

We have audited the accompanying consolidated balance sheets of Sharp Performance, Inc. (A Development Stage Company) (the “Company”) as of June 30, 2009 and 2008, and the related statement of operations, changes in stockholders’ deficit, and cash flows for the year ended June 30, 2009 and for the period from June 5, 2008 (inception) to June 30, 2008 and for the period from June 5, 2008 (inception) to June 30, 2009. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2009 and 2008, and the results of its operations and its cash flows for the year ended June 30, 2009 and the period from June 5, 2008 (inception) to June 30, 2008 and for the period from June 5, 2008 (inception) to June 30, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2, the Company has incurred significant losses from operations since its inception and has a working capital deficiency. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Bernstein & Pinchuk LLP

September 10, 2009

New York, NY

Sharp Performance, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Balance Sheets

	June 30
ASSETS	2009	2008
Current Assets
Cash and cash equivalents	$4,305	$-
Total Current Assets	4,305	-

TOTAL ASSETS	$4,305	$-

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current Liabilities
Accrued audit fee	$10,000	$-

Total Current Liabilities	10,000	-

Long term liabilities
Due to Southridge LLC	670	670

Stockholders' Deficiency
Preferred Stock, $.0001 par value, 1,000,000 shares authorized,
none issued	-
Common stock, $.0001 par value, 74,000,000 shares authorized,
5,038,500 and 5,000,000 shares issued and outstanding, as of
June 30, 2009 and 2008, respectively	504	500

Additional paid-in capital	3,346	(500)
Deficit accumulated during development stage	(10,215)	(670)
Total Stockholders' Deficiency	(6,365)	(670)
	$4,305	$-

See Notes to Consolidated Financial Statements

Sharp Performance, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statement Of Operations

Period from June 5, 2008 (Inception) to June 30, 2009

		June 5,	Cumulative During the
		2008	Development Stage
		(Inception)	June 5, 2008
	Year Ended	to	(Inception)
	June 30,	June 30,	Through
	2009	2008	June 30, 2009
Revenues	$4,000	$-	$4,000

General and Administrative Expense:
Rent Expense – related party	1,300	-	1,300
Service Expense – related party	1,300	-	1,300
Professional fees	10,000	670	10,670
Others	945	-	945

Total General and Administrative Expense	13,545	670	14,215

Loss from operations before income taxes	(9,545)	(670)	(10,215)

Income taxes	-	-	-
Net loss	$(9,545)	$(670)	$(10,215)

Basic and diluted loss per share	$(0.0019)	$(0.0001)
Weighted average common shares outstanding Basic and diluted	5,034,625	5,000,000

See Notes to Consolidated Financial Statements

Sharp Performance, Inc and Subsidiary

Consolidated Statement Of Changes In Stockholders' Deficiency

Period from June 5, 2008 (Inception) to June 30, 2009

	Common stock		Additional Paid-in capital	Deficit accumulated during Development stage	Total Stockholders' Deficiency
	Shares	Amount
Common shares issued for acquiring the LLC	5,000,000	$500	$(500)	$-	$-

Net Loss	-	-	-	(670)	(670)

Balance as of June 30, 2008	5,000,000	500	(500)	(670)	(670)

Insurance of common stock for cash at $.10	38,500	4	3,846	-	3,850

Net loss	-	-	-	(9,545)	(9,545)

Balance as of June 30, 2009	5,038,500	$504	$3,346	$(10,215)	$(6,365)

See Notes to Consolidated Financial Statements

Sharp Performance, Inc. and Subsidiary

(A Development Stage Company)

Consolidated Statement Of Cash Flows

Period from June 5, 2008 (Inception) to June 30, 2009

			Cumulative During the
			Development Stage
			June 5, 2008
	June 30,		(Inception)
			Through
	2009	2008	June 30, 2009
Cash flows from operating activities
Net loss	$(9,545)	$(670)	$(10,215)
Change in Operating liabilities
Accrued Audit Fee	10,000	-	10,000
Due to Southridge Capital	-	670	670
Net cash provided by operating activities	455	-	455

Cash flows from financing activities
Proceeds from sales of common stock	3,850	-	3,850
Net cash provided by financing activities	3,850	-	3,850

Net increase in cash	4,305	-	4,305

Cash and Cash equivalents at beginning of period	-	-	-

Cash and Cash equivalents at end of period	$4,305	$-	$4,305

Supplemental disclosures of cash flow information:
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

See Notes to Consolidated Financial Statements

SHARP PERFORMANCE, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

Note 1 - Nature of Business and Summary of Significant Accounting Policies

Organization

Sharp Performance, Inc. (A Development Stage Company) (the “Company”) was incorporated on June 5, 2008 (Date of Inception) under the laws of the State of Nevada.

Nature of Operations

The Company provides consulting services to the sales and marketing sectors of the automotive industry. These services include but are not limited to the training of staff, development and implementation of general and marketing strategies, dealership presentation as well as customer satisfaction improvement. The Company services dealerships throughout the New England area. By providing these services, the Company intends to differentiate dealer inventory and service enhancing their sales volume and profitability.

The heart of the Company’s business model is the introduction of the limited production GT-33 based on the Nissan 350Z. The base model is upgraded for a front spoiler, rear wing and racing graphics. These specialty models attract attention and positively affect dealership profits and increase public exposure. While the current product offerings revolve around the GT-33, the customization processes and methodologies of the Company can be applied to elevate a dealership to the next tier.

The Company is considered to be a development stage company in its start up phase of operations.

NOTE 2 - Summary of Significant Accounting Policies

Basis of Presentation

The Company reports revenue and expenses using the accrual method of accounting for financial and tax reporting purposes. These unaudited financial statements should be read in conjunction with the financial statements attached to this report.

Going Concern

The report of the Company's independent registered public accounting firm on the Company's financial statements for the fiscal years ended June 30, 2009 and 2008 contains an explanatory paragraph regarding the Company's ability to continue as a going concern based upon the Company's history of net losses since its inception.

We have not yet earned substantial revenues from our business operations. Accordingly, we may be required to raise cash from sources other than our operations in order to continue our business plan. We may raise this additional capital either through debt or equity. No assurance can be given that such efforts will be successful. We have no specific plans at present for raising additional capital.

Since our inception, we have been engaged in marketing our services to automotive dealers. Given the economic environment, the Company has curtailed its services until such time that the automotive retail situation improves. Business planning activities, include the a) launch of our preliminary marketing campaigns for the GT-33; b) development of our economic models and financial forecasts, and c) identifying future sources of capital.

We have launched our initial operations but can give no assurance as to the date which we will be fully operational. Additionally, we can give no assurances to when our customer base will be at the point of critical mass.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

SHARP PERFORMANCE, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

Cash and Cash Equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. At June 30, 2009 and 2008, all cash and cash equivalents were included as bank deposits.

Revenue Recognition

The Company relies on SEC Staff Accounting Bulletin: No. 104“Revenue Recognition” (“SAB 104”) to recognize its revenue. SAB 104 states that revenue generally is realized or realizable and earned when all of the following criteria are met: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the seller’s price to the buyer is fixed or determinable, and (4) collectability is reasonably assured

Service Expense

Service Expense represents salaries paid to the Chairman of the Board and Chief Executive Officer.

Rent Expense

Rent expense represents charges by the Chairman of the Board and Chief Executive Officer for the use of his private residence as an office.

Advertising Expense

The Company has not incurred any advertising expense and does not plan to incur advertising expenses in the future,

Earnings per share

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, the Company presents basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income attributable to holders of common shares by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares.

Incorporation Expenses

Incorporation expenses represent fees paid to the Federal government and the State of Connecticut and are one-time fees.

Income Taxes

The Company records income tax expense as incurred.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes will be classified as current or non-current, depending on the classification of assets and liabilities to which they relate.

Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Recent Pronouncements

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The Company does not anticipate that the adoption of this statement will have a material effect on the Company’s financial condition and results of operations.

SHARP PERFORMANCE, INC. AND SUBSIDIARY

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED JUNE 30, 2009 AND 2008

In April 2009, the FASB issued FASB Staff Positions 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2 and 124-2”). FSP 115-2 and 124-2 amends the other-than-temporary impairment guidance for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. FSP 115-2 and 124-2 does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. FSP 115-2 and 124-2 did not have a material impact on the financial statements.

In April 2009, the FASB issued FASB Staff Position 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly,” (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with SFAS No. 157, “Fair Value Measurements,” when the volume and level of activity for the asset or liability have significantly decreased. FSP 157-4 also includes guidance on identifying circumstances that indicate a transaction is not orderly. FSP 157-4 is effective for interim and annual reporting periods ending after June 15, 2009. FSP 157-4 and FSP 107-1 did not have a material impact on the financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 165, “Subsequent Events,” (“SFAS No. 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. SFAS 165 applies to both interim financial statements and annual financial statements. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. SFAS 165 does not have a material impact on our financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles, “ (“SFAS 168”). SFAS 168 replaces FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” and establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”). SFAS 168 is effective for interim and annual periods ending after September 15, 2009. The Company will begin to use the new Codification when referring to GAAP in its annual report on Form 10-K for the fiscal year ended June 30, 2010. This will not have an impact on the consolidated results of the Company.

NOTE 3 - Loan from Southridge LLC

On May 21, 2008, the Company received a loan from Southridge LLC, an unrelated entity in the amount of $670. The loan bears no interest and is due on demand.

NOTE 4 - Stockholder’s Equity

The Company is authorized to issue 1,000,000 shares of preferred stock at $0.0001 par value and 74,000,000 shares of common stock at $0.0001 par value. As of June 30, 2009 and 2008, the Company had 5,038,500 and 5,000,000 shares of common stock outstanding, respectively, and no shares of preferred stock outstanding.

NOTE 5 - Commitments and Contingencies

The Company is not presently involved in any litigation.

NOTE 6 – Subsequent Event

There were no subsequent events which are required to be disclosed. Subsequent events have been reviewed through the date of issuance.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of our operations should be read in conjunction with our financial statements and the notes thereto which appear elsewhere in this report. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations. All statements regarding future events, our future financial performance and operating results, our business strategy and our financing plans are forward-looking statements and involve risks and uncertainties. In many cases, you can identify forward-looking statements by terminology, such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, or the negative of such terms and other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause our actual results and the time of events to differ materially from those projected in any forward-looking statements. In evaluating these statements, you should specifically consider various factors, including, but not limited to, those set forth in the Registration Statement in this report.

General

We are a development stage company engaged in the development and marketing of services related to the retail automotive market.

We have not yet earned substantial revenues from our business operations. Accordingly, we may be required to raise cash from sources other than our operations in order to continue our business plan. We may raise this additional capital either through debt or equity. No assurance can be given that such efforts will be successful. We have no specific plans at present for raising additional capital.

Since our inception, we have been engaged in marketing our services to automotive dealers. Given the economic environment, the Company has curtailed its services until such time that the automotive retail situation improves. Business planning activities, including the a) launch of our preliminary marketing campaigns for the GT-33, b) development of our economic models and financial forecasts, and c) identifying future consulting clients and sources of capital.

We have launched our initial operations but can give no assurance as to the date which we will be fully operational. Additionally, we can give no assurances to when our customer base will be at the point of critical mass.

Results of Operations for the Year Ended June 30, 2009 As Compared to the Period From Inception (June 5, 2008) through June 30, 2008

We are still in our development stage and have generated limited revenues to date. Revenues were $4,000 higher for the period ended June 30, 2009 due to commencement of our operations.

Service Expense to a related party increased $1,300 from $0.00 due to the initial commencement of operations. However, we are not currently incurring any service expense until we receive sufficient consulting revenues. .

Rent expense to a related party increased $1,300 from $0.00 due to the initial commencement of operations. However, we are not currently incurring any rent expense until we receive sufficient consulting revenues.

At June 30, 2009 we had liabilities of $10,670, a $10,000 increase from $670 at June 30, 2008. The increase in our liabilities was attributable to the accrual for the audit fee.

Liquidity and Capital Resources

Our cash balance at June 30, 2009 was $4,305, an increase of $4,305 from $0 at June 30, 2008 as a result of issuance of common stock and revenue.

We have limited capital resources, as, among other things, we are a development stage company with a limited operating history. We have generated limited revenues to date and may not be able to generate sufficient revenues to become profitable in the future.

The report of our independent registered public accounting firm on our financial statements for the fiscal year ended June 30, 2009 contains an explanatory paragraph regarding our ability to continue as a going concern based on our history of net losses since our inception.

While we have sufficient funds on hand to commence business operations, our cash reserves will not be sufficient to meet our obligations for the next 12 month period. We anticipate our operating expenses of at least $60,000 for the next twelve months. As a result, we will need to seek additional funding in the near future. We currently do not have a specific plan of how we will obtain such funding; however, we anticipate that additional funding will be in the form of equity financing from the sale of our common stock. At this time, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to meet our obligations over the next 12 months. We do not have any arrangements in place for any future equity financing.

We do not currently own any significant plant or equipment that we will seek to sell in the near future. We do not anticipate the need to hire employees over the next 12 months with the possible exception of secretarial support should our business grow and necessitate such expenditure. We believe the services provided by our sole officer and director are sufficient at this time. We believe that our operations are currently on a small scale and are manageable by one individual.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Bernstein & Pinchuk LLP are our auditors. There have not been any changes in or disagreements with accountants on accounting and financial disclosure or any other matter.

DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

Directors and Executive Officers

Set forth below is certain information relating to our directors and executive officers, including their names, ages, and business experience.

Name and Business Address	Age	Position
Robert J. Sharp	69	President & Director

Robert “Bob” Sharp has 50 plus years of experience in the automotive industry ranging from new and used car sales, to the operation of championship racing teams. Mr. Sharp sold his first car 50 years ago, and since has founded, operated, and owned numerous successful car dealerships representing manufacturers such as Nissan, Maserati, and Ferrari. Most recently, Mr. Sharp was a Nissan dealer until 1989 and retained a consulting role with such dealership until 2006. He does not currently own any automobile dealership. In addition to the operation of dealerships, Mr. Sharp has had a successful career in auto-racing. Mr. Sharp has operated his businesses through various economic climates.

For the five years period prior to this offering, Mr. Sharp has been a consultant within the automotive racing and automotive industries. Mr. Sharp is associated with the Connecticut Nissan Z Car Club. Activities of the Club include the viewing of vintage race films of Mr. Sharp and Paul Newman as well as an annual Nissan Z car show and a Lime Rock (a Connecticut based speedway) Day.

In 1965, Mr. Sharp started “Bob Sharp Racing” in Ridgefield, Connecticut to house the Nissan Factory Race Team. Concurrently he began Bob Sharp Motors to sell used cars. In 1970 Mr. Sharp founded “Bob Sharp Motors-Nissan” on Rt. 7 in Wilton, Connecticut. Over the next ten years grew sales from approximately 200 to 2000 cars per year. The use of racing promotions as well as a Nissan Owners Club and various promotional sales activities greatly enhanced sales. From 1965-1975, Mr. Sharp was Sports Car Club of America (SCCA) National Champion six times and International Motor Sports Association (IMSA) GTU Champion, once.

Bob Sharp Racing became Newman-Sharp Racing, which included as drivers: Paul Newman, Tom Cruise, Walter Payton and Sam Posey as well as Bob’s son, Scott Sharp (who races in the Indy Car Series and the American Le Mans Racing Series).

Bob Sharp Racing and Newman-Sharp Racing have had the privilege of sponsorship which includes Nissan, Oldsmobile, Chevrolet as well as Canon Camera, Pioneer Car Stereo, Kendall Oil, Diet Coke, Goodyear Tire and Pepsi (with co-sponsorship from K-Mart and Mobil Oil). Newman-Sharp Racing fielded Pepsi Oldsmobile (K-Mart-Mobil) race cars in 1989 and 1990 for Paul Newman, Tom Cruise, Walter Payton and Scott Sharp.

Auditors; Code of Ethics; Financial Expert

Our principal independent accountant is Bernstein & Pinchuk LLP.

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

We are not aware of any current or potential conflicts of interest with any of our executives or directors.

Committees of the Board of Directors

Concurrent with having sufficient members and resources, the Company’s board of directors will establish an audit committee and a compensation committee. We believe that we will need a minimum of five directors to have effective committee system. The audit committee will review the results and scope of the audit and other services provided by the independent auditors and review and evaluate the system of internal controls. The compensation committee will manage the stock option plan and review and recommend compensation arrangements for the officers. No final determination has yet been made as to the memberships of these committees or when we will have sufficient members to establish committees.

All directors will be reimbursed by the Company for any expenses incurred in attending directors' meetings provided that the Company has the resources to pay these fees. The Company will consider applying for officers and directors liability insurance at such time when it has the resources to do so.

EXECUTIVE COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compen-sation Earnings ($)	All Other Compensa-tion ($)	Total ($)
Robert J. Sharp, President	2008	–	–	–	–	–	–	–	–

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our capital stock as of the date hereof by (i) each person whom we know to beneficially own more than five percent of any class of our common stock, and (ii) our sole director and sole executive officer. The individual listed below has sole voting and investment power with respect to the shares beneficially owned.

As of August 20 , 2009, we had 5,038,500 shares of common stock outstanding which are held by 42 security holders. The chart below sets forth the ownership of our common stock, or claimed ownership, of certain individuals.

Title of Class	Name and Address of Beneficial Owner	Amount of Shares Beneficially Owned	Percent of Class*
Common Stock	Robert J. Sharp (1) 23 Misty Brook Lane, New Fairfield, CT 06812	5,000,000	99.2%
Common Stock	Officers and Directors as a Group (1 person)	5,000,000	99.2%

*

The percent of class is based on 5,038,500 shares of common stock issued and outstanding as of August 20, 2009.

(1)

Mr. Sharp serves as our President, Principal Executive Officer, Principal Financial Officer and Chairman.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

We acquired our operating business in June 2008 in a transaction in which we exchanged 5,000,000 shares of common stock for an assignment of 100% of the ownership interests in Sharp Performance Associates, LLC and the rights to the GT-33 customization package. Sharp Performance Associates, LLC was initially owned by Robert J. Sharp and the 5,000,000 shares were distributed to him in the exchange of 100% membership interests in Sharp Performance Associates, LLC.

We have not undertaken any other transactions with related persons, promoters and control persons.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or persons controlling us, we have been advised that it is the Commission’s opinion that such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

We filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement under the Securities Act of 1933, as amended, with respect to the offer and sale of shares of common stock pursuant to this Prospectus. This Prospectus, filed as a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules thereto in accordance with the rules and regulations of the Commission and no reference is hereby made to such omitted information. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are summaries of the terms of such contracts, agreements or documents and are not necessarily complete. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference.

The Registration Statement and the exhibits and schedules thereto filed with the Commission may be inspected, without charge, and copies may be obtained at prescribed rates, at the public reference facility maintained by the Commission at its principal office at the Commission’s Public Reference Room, 100 F. Street, N.E., Washington, D.C. 20549. The Commission also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

As of the effectiveness of our Registration Statement, we will be required to file periodic and current reports with the Commission pursuant to Section 13 or 15 of the Securities Exchange Act of 1934, as amended. Each filing we make with the Commission is immediately available to the public for inspection and copying at the Commission’s Public Reference Room and the web site of the Commission referred to above or by calling the Commission at 1-800-SEC-0330.

You may request, and we will voluntarily provide, a copy of our filings, including our annual report which will contain audited financial statements, at no cost to you, by writing or telephoning us at the following address:

Sharp Performance, Inc.

23 Misty Brook Lane

New Fairfield, CT. 06812-2308

(203) 746-8478

Until _________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information incorporated by reference or contained in this Prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This Prospectus does not constitute an offer to sell nor are they seeking an offer to buy the securities referred to in this Prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus and the documents incorporated by reference are correct only as of the date shown on the cover page of these documents, regardless of the time of the delivery of these documents or any sale of the securities referred to in this Prospectus.

SHARP PERFORMANCE, INC.

38,500 SHARES

OF

COMMON STOCK

PROSPECTUS

_______, 2009

i

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$0.43
Transfer Agent Fees*	$100.00
Accounting fees and expenses*	$7,500.00
Legal fees and expenses**	$30,000.00
Edgar filing, printing and engraving fees*	$2,500.00
TOTAL	$40,100.43

*Indicates expenses that have been estimated for filing purposes.

**These fees are being deferred by our law firm, until such time as we have sufficient resources.

All amounts are estimates other than the Securities and Exchange Commission’s registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling security holders. The selling security holders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14.

Indemnification of Directors and Officers

As permitted by the provisions of the Nevada Revised Statutes (the “Nevada Revised Statutes”), we have the power to indemnify any person made a party to an action, suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of our company, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any such action, suit or proceeding if they acted in good faith and in a manner which they reasonably believed to be in, or not opposed to, our best interest and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests, and, in any criminal action or proceeding, they had no reasonable cause to believe their conduct was unlawful.

We must indemnify a director, officer, employee or agent who is successful, on the merits or otherwise, in the defense of any action, suit or proceeding, or in defense of any claim, issue, or matter in the proceeding, to which they are a party because they are or were a director, officer employee or agent, against expenses actually and reasonably incurred by them in connection with the defense.

We may provide to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as the expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that they are not entitled to be indemnified by us.

The Nevada Revised Statutes also permit a corporation to purchase and maintain liability insurance or make other financial arrangements on behalf of any person who is or was:

•

a director, officer, employee or agent of the corporation; or

•

is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Such coverage may be for any liability asserted against them and liability and expenses incurred by them in their capacity as a director, officer, employee or agent, or arising out of their status as such, whether or not the corporation has the authority to indemnify them against such liability and expenses.

Securities and Securities and Exchange Commission Position Regarding Indemnification Liabilities Arising Under the Securities Act

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 15.

Recent Sales of Unregistered Securities

We acquired our operating business in a transaction on June 6, 2008, in which we exchanged 5,000,000 shares of common stock for an assignment of 100% of the ownership interests in Sharp Performance Associates, LLC.

From July 6, 2008 to September 16, 2008, we issued 38,500 shares of common stock to 41 individuals and entities at a price of $0.10 per share, for total proceeds of $3,850.00. These security holders had an opportunity to ask questions of and receive answers from our executive officers and were provided with access to our documents and records in order to verify the information provided.

The foregoing issuances of securities were effected pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation D. The Company conducted the private placement without any general solicitation or advertisement and restrictions on resale. The Company provided all investors in the private placement with a subscription agreement.

Item 16.

Exhibits and Financial Statement Schedules

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Common Stock Certificate
5.1	Legal Opinion of Krieger & Prager, LLP regarding the legality of the securities being registered
10.1	Form of Subscription Agreement
10.2	LLC Contribution Agreement
23.1	Consent of Bernstein & Pinchuk LLP, Chartered Accountants
23.2	Consent of Krieger & Prager, LLP

Item 17. Undertaking

The undersigned registrant hereby undertakes:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.

To include any Prospectus required by of the Securities Act of 1933;

ii.

To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

2.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each Prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or Prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or Prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or Prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

5.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New Fairfield, Connecticut, on September 22, 2009

SHARP PERFORMANCE, INC.

By:

/s/ Robert J. Sharp

Robert J. Sharp

President, Principal Executive Officer, Principal

Financial Officer, Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

September 22, 2009

By:

/s/ Robert J. Sharp

Robert J. Sharp

President, Principal Executive Officer, Principal
Financial Officer, Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation
3.2	Bylaws
4.1	Specimen Common Stock Certificate
5.1	Legal Opinion of Krieger & Prager, LLP regarding the legality of the securities being registered
10.1	Form of Subscription Agreement
10.2	LLC Contribution Agreement
23.1	Consent of Bernstein & Pinchuk LLP, Chartered Accountants
23.2	Consent of Krieger & Prager, LLP